Exhibit 99.1

FOR IMMEDIATE RELEASE

BOSTON SCIENTIFIC ELECTS DAVID ROUX TO ITS BOARD OF DIRECTORS

Natick, Mass. (December 16, 2013) — The Board of Directors of Boston Scientific Corporation (NYSE: BSX) has elected David Roux as a Director.  The appointment of Mr. Roux will fill a vacancy that will result from the Board’s decision to increase the number of directors comprising the Board from ten to eleven.  The increase in the number of directors and Mr. Roux’s appointment to the Board are both effective January 1, 2014.

Mr. Roux is a co-founder and Senior Director of Silver Lake, a private equity firm focused on technology investing.  He was formerly Chairman and Chief Executive Officer of Liberate Technologies, Executive Vice President at Oracle Corporation and Senior Vice President at Lotus Development.  Mr. Roux serves on the boards of directors of The National Audubon Society and The Institute for Health Metrics and Evaluation at the University of Washington and the boards of trustees of The Jackson Laboratory and Bowdoin College. Mr. Roux holds an M.B.A. from Harvard Business School and an M. Phil. from King’s College, Cambridge University.  He is a graduate of Harvard College.

“I am excited to welcome David to our Board,” said Pete Nicholas, Chairman of the Board, Boston Scientific Corporation.  “I am confident that his wealth of experience and impressive background will benefit the company and our shareholders.”

About Boston Scientific

Boston Scientific transforms lives through innovative medical solutions that improve the health of patients around the world.  As a global medical technology leader for more than 30 years, we advance science for life by providing a broad range of high performance solutions that address unmet patient needs and reduce the cost of healthcare.  For more information, visit www.bostonscientific.com and connect on Twitter and Facebook.

CONTACTS

Media:	Investors:
Denise Kaigler	Susie Lisa
508-650-8330 (office)	508- 652-5354 (office)
Corporate Affairs & Communications	Investor Relations
Boston Scientific Corporation	Boston Scientific Corporation
denise.kaigler@bsci.com	investor_relations@bsci.com

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